Red Mountain Resources 8-K

Exhibit 99.1

RED MOUNTAIN RESOURCES PRESS RELEASE

For Immediate Release

October 3, 2013

RED MOUNTAIN RESOURCES ANNOUNCES DIVIDEND ON PREFERRED STOCK

DALLAS, TX – Red Mountain Resources, Inc. (OTCQB : RDMP.QB) (“RMR” or the “Company") a growth-oriented energy company engaged in the acquisition, development, and exploration of oil and natural gas properties, announced today that its Board of Directors has declared a quarterly cash dividend payment on the Company's 10% Series A Cumulative Redeemable Preferred Stock ("Series A Preferred Stock").

The dividend on the Series A Preferred Stock will be payable on October 15, 2013, to holders of record at the close of business on September 30, 2013. The quarterly payment will be approximately $0.416667 per share, which is equivalent to an annualized 10% per share, based on the $25.00 per share stated liquidation preference, accruing from August 2, 2013 through October 15, 2013.

About Red Mountain Resources, Inc.

Red Mountain Resources, Inc. is a Dallas-based growth-oriented energy company engaged in the acquisition, development and exploration of oil and natural gas properties in established basins with demonstrable prolific producing zones. Currently, the Company has established acreage positions and production in the Permian Basin of West Texas and Southeast New Mexico and the onshore Gulf Coast of Texas. Additionally, the Company has an established and growing acreage position in Kansas. For more information, please go to www.RedMountainResources.com.

Contact:

Stephen Evans

Red Mountain Resources, Inc.

Phone: 214.871.0400

Email: stephen@redmountainresources.com